Exhibit 99.1

NEWS RELEASE

HighPeak Energy Announces Comprehensive Refinancing

Strategic Preferred Equity Investment and Transformational Refinancing Transactions
to Provide Additional Financial Flexibility

Partnership with PT Danantara Investment Management and PT Energi Mega Persada Tbk

to Support Growth and Value Creation

FORT WORTH, Texas, October 6, 2026--(GLOBE NEWSWIRE)—HighPeak Energy, Inc. (“HighPeak” or the “Company) (NASDAQ: HPK) today announced a comprehensive refinancing through a $450 million preferred equity investment and a new $800 million credit facility.

HighPeak has entered into an agreement with PT Danantara Investment Management (“DIM”) and PT Energi Mega Persada Tbk (IDX: ENRG) (“EMP”) (collectively, the “Investors”), pursuant to which the Investors have committed to purchase 450,000 shares of a newly created series of convertible preferred stock of the Company, to be designated as Series A 6% Perpetual Convertible Preferred Stock (the “Preferred Stock”) for total gross proceeds to the Company of approximately $450 million (the “Investment”).

In connection with the transaction, the Company has been provided with Committed Financing from Citibank, N.A. (“Citibank”) and Fifth Third Bank, N.A. (“Fifth Third”) for a new $800 million reserve-based credit facility (the “RBL”), which is expected to be completed in connection with the closing of the Investment. Together, the proceeds from the Investment, initial borrowings under the new RBL and available cash are expected to allow HighPeak to repay its existing $1.17 billion term loan in full. The Investment is expected to close during the fourth quarter of 2026 (the “Closing Date”), subject to customary closing conditions.

HighPeak’s President and Chief Executive Officer, Michael Hollis said, “Today marks a milestone for HighPeak Energy. This comprehensive refinancing will materially strengthen our balance sheet, significantly reduce our financing burden and enhance our ability to generate long-term value for shareholders. The combination of permanent capital from high-quality investors alongside a new reserve-based lending facility will enable HighPeak to retire its existing term loan and establish a much more effective capital structure.”

DIM is a sovereign fund of the Republic of Indonesia, and EMP is an Indonesia-based upstream oil and gas company. This transaction provides the Investors with exposure to HighPeak’s high-quality Midland Basin asset base, including its significant acreage position, inventory of high-quality drilling locations and infrastructure system, all situated within one of the world’s most prolific hydrocarbon basins. Under the terms of the Investment, DIM and EMP will, among other things, each appoint one director to HighPeak’s Board of Directors.

Mr. Hollis continued, “We expect that this transaction will improve our liquidity profile, materially reduce our annual interest expense, and provide us with greater financial flexibility to focus on disciplined development, free cash flow generation and continued shareholder value creation. We are particularly pleased to welcome our new capital investors, DIM and EMP, who share our long-term vision for the Company and support the direction and priorities we have established going forward. We also appreciate the support of Citibank and Fifth Third in committing to arrange and underwrite our new credit facility. These relationships provide an important foundation for future strategic collaboration as we look ahead to executing our business strategy from a stronger financial position.”

Preferred Stock Details

The Preferred Stock does not have a maturity date. Cumulative cash dividends on the Preferred Stock will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, when, as and if declared by the Company's Board of Directors.

Each share of Preferred Stock is convertible, at the holder's option at any time at the rate per share determined by dividing (i) the sum of (x) $1,000 per share and (y) the accrued and unpaid dividends since the immediately preceding preferred dividend by (ii) $9.50 (the “Conversion Price”).

The Preferred Stock may be redeemed by the Company on or after the third anniversary of the Closing Date upon 30 days’ notice at a redemption price equal to an amount that would result in a 10.0% IRR. The Preferred Stock will be mandatorily convertible at the option of the Company after the third anniversary of the Closing Date if the closing price of the Company’s common stock exceeds 150% of the Conversion Price for thirty out of forty consecutive market trading days.

Credit Facility Details

The proposed new senior secured facility is expected to include an initial borrowing base and elected commitments totaling $800 million. Availability under the RBL will be subject to the final borrowing base, elected commitments, outstanding borrowings, letters of credit, financial covenants and other conditions.

Advisors

Vinson & Elkins LLP is acting as legal counsel to HighPeak. Milbank LLP is acting as legal counsel to the Investors. Barclays Bank PLC is acting as financial advisor to DIM, and Citigroup Global Markets Singapore Pte. Ltd. is acting as financial advisor to EMP. Bracewell LLP is acting as legal counsel to Citibank, N.A.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, with respect to the Investment, the use of proceeds therefrom, the Company’s entry into the RBL and the contemplated refinancing of the Company’s term loan. These forward-looking statements, including statements regarding the intention, completion, timing and option relating to the Investment, the RBL and the refinancing of the Company’s term loan, represent the Company’s expectations or beliefs concerning future events. These forward-looking statements are subject to risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the Investment, the RBL and the refinancing of the Company’s term loan. There can be no assurance that the Company will be able to complete the Investment, enter into the RBL on satisfactory terms or at all or refinance the term loan. When used in this document, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date on which they are made. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

Investor Contact:

Ryan Hightower
Executive Vice President, Business Development
817.850.9204
rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.